                                                                 EXHIBIT 23

                                                            FILED BY________D.C.

                                                             98 FEB-9 PM 12:42

                                                               CARLOS JUENKE
                                                            CLERK U.S. DIST. CT.
                                                             S.D. CF FLA.- MIAMI

                           UNITED STATE DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION

- - - - - - - - - - - - - - - - - -X
MICHAEL F. COFFEY, on behalf       :
of himself and others similarly    :
situated,                          :     98-0256
                                   :
                   Plaintiff,      :     Case No.
                                   :
            -against-              :     CIV-GOLD
                                   :
AMERICAN BANKERS INSURANCE GROUP   :     INDIVIDUAL AND CLASS
INC., GERALD N. GASTON, DARYL L.,  :     ACTION COMPLAINT
JONES, BERNARD P. KNOTH, ALBERT H. :
NAHMAD, GEORGE E. WILLIAMSON,      :
NICHOLAS A. BUONICONTI, ARMANDO M. :
CODINA, PETER J. DOLARA, EUGENE M. :
MATALENE, JR., NICHOLAS J. ST.     :
GEORGE, WILLIAM H. ALLEN, JACK P.  :
KEMP, JAMES F. JORDEN, R. KIRK     :
LANDON, ROBERT C. STRAUSS, and     :
AMERICAN INTERNATIONAL GROUP, INC. :
                                   :
                   Defendants      :
                                   :
- - - - - - - - - - - - - - - - - -X

            Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 3 which is alleged upon knowledge, as follows:

                             JURISDICTION AND VENUE

            1. The claims asserted herein arise under Section 13 (d) of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. ss. 78m(d), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC"), and the laws of the State of Florida. This Court has jurisdiction over this action pursuant to Section 27 of the Exchange Act, 15 U.S.C. ss. 78aa; 28 U.S.C. ss. 1331 (federal question); and 28 U.S.C. ss. 1367 (supplemental jurisdiction).

                  a. Venue is properly found within this Judicial District under 28 U.S.C. ss. 1391. Many of the acts and transactions giving rise to the violations of law complained of herein occurred in this Judicial District. In addition, ABI maintains its principal executive offices within this Judicial District.

                                   THE PARTIES

            2. Plaintiff is the owner of shares of common stock of defendant American Bankers Insurance Group Inc. ("ABI" or the "Company") and has been the owner continuously of such shares since prior to the wrongs complained of herein.

            3. Defendant ABI is a corporation duly existing and organized under the laws of the State of Florida, with its principal offices located at 11222 Quail Roost Drive, Miami, Florida 33157. Its stock is traded on the New York Stock Exchange under the symbol "ABI." The Company is a holding company with subsidiaries which market credit life, credit property, unemployment, accident and health, homeowners, physical damage, livestock, individual and group life insurance products. As of November 3, 1997, there were over 41.5 million shares of the Company's common stock outstanding held by over 1500 shareholders of record.

            4. Defendant American International Group Inc. ("AIG") is a corporation duly existing and organized under the laws of the State of Delaware, with its principal offices located


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

at 70 Pine Street, New York, New York 10270. AIG is a holding company with subsidiaries which, among other things, provide a broad line of property and casualty insurance, individual and group life, annuity and accident and health insurance and specialty insurance. AIG is controlled by its Chairman, Maurice R. Greenberg ("Greenberg").

            5. Defendants Gerald N. Gaston, Daryl L. Jones, Bernard P. Knoth, Albert H. Nahmad, George E. Williamson, Nicholas A. Buoniconti, Armando M. Codina, Peter J. Dolara, Eugene M. Matalene, Jr., Nicholas J. St. George, William H. Allen, Jack F. Kemp, James F. Jorden, R. Kirk Landon, and Robert C. Strauss are, and at all times relevant hereto have been, directors of the Company.

            6. The defendants referred to in paragraph 6 are collectively referred to herein as the "Individual Defendants."

            7. By reason of the above Individual Defendants' positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of ABI, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

                             SUBSTANTIVE ALLEGATIONS

            8. This action seeks to enjoin the consummation of, or in the alternative, damages resulting from, a merger of ABI and AIG. Defendants have taken a series of unlawful steps in


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violation of the federal securities laws and Florida State law to ensure the success of AIG's acquisition proposal for ABI and to deter any competing bids for ABI.

The AIG/ABI Transaction

            9. On or about December 22, 1997, AIG and ABI announced that they had entered into a definitive merger agreement whereby AIG would acquire 100 percent of the outstanding stock of ABI. Under the terms of the merger agreement, ABI stockholders would receive AIG stock equal to $47 for each share of ABI common stock, with a total cash value of approximately $2.2 billion. Under certain circumstances, ABI stockholders may elect to receive $47 in cash.

            10. The proposed transaction has already been approved by the boards of directors of both ABI and AIG and the parties have announced that they expect the deal to close early in 1998. According to a press release issued on December 22, 1997, ABI has given to AIG an option to purchase up to 19.9% of its common stock in the event that another bidder emerges (the "Lock-Up Option"). The Lock-Up Option would provide AIG with sufficient voting power to attempt to ensure the success of the AIG proposal by blocking any competing bid. Moreover, certain officers and directors of ABI who hold approximately 9% of ABI'S outstanding common stock have agreed to vote in favor of the merger pursuant to the terms of a Voting Agreement entered into by defendants Gaston and Landon.


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            11. According to an 8-K filed on January 20, 1998 by ABI, if ABI fails to get shareholder approval of the AIG transaction or if ABI accepts a superior third party bid, ABI must pay AIG a $66 million termination fee. The agreement between AIG and ABI also (1) prohibits any discussions with other interested bidders until 120 days following the date of the agreement; (2) prohibits ABI from terminating the AIG merger agreement for 180 days except under extremely limited conditions; and (3) exempts AIG from ABI's "poison pill" rights plan and extends the life of rights plan in order to deter bids other than AIG's.

The Cendant Offer

            12. On January 27, 1998, it was announced that Cendant Corp. ("Cendant") offered to buy ABI for $58 per share in cash and stock, in a deal valued at approximately $2.7 billion on a fully-diluted basis. Cendant is one of the world's largest providers of consumer and business services, operating in three principal segments: membership, travel and real estate services. In a company press release, Cendant stated that its offer was 23% higher than the $47 per share offer made by AIG. Cendant's offer contemplates a cash tender offer to purchase of 23.5 ABI shares for $58 per share in cash and an exchange of the remaining shares on a tax-free basis for common shares of Cendant with a fixed value of $58 per share.

            13. According to its press release and its letter to the board of directors of ABI, Cendant would have preferred to


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discuss the offer with ABI but was unable to present its offer to ABI'S board given the restrictive conditions contained in the AIG-ABI agreement. Cendant stated that one of its executives had approached ABI's president, defendant Gaston, several months ago to express Cendant's interest in acquiring ABI but was told, as recently as December, that ABI was not interested in pursuing any acquisition transaction and suggested that they meet again in January to discuss the matter further.

            14. According to Cendant's letter to the board of directors of ABI, Cendant expects that the management of ABI would continue with the Company, that ABI will maintain its headquarters in Miami and that there would not be significant employee reductions. The Cendant offer is not conditioned upon financing or due diligence. Cendant also reported that it has begun making the requisite filings with several state insurance commissions in order to acquire ABI on a timely basis.

AIG's False and Misleading 13D

            15. On January 16, 1998, AIG filed a Schedule 13D with the SEC disclosing its beneficial ownership of the ABI shares subject to the Voting Agreement. The Schedule 13D failed to disclose that Greenberg, AIG's Chairman of the Board, exercises control over AIG through, among other things, control of approximately 30% of the outstanding shares of common stock of AIG, a portion of which is held directly and nominally by three private companies that Greenberg controls and by other AIG officers and directors, whom Greenberg also controls.


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

            16. Greenberg's position as Chairman and Chief Executive Officer of AIG and his control over almost one-third of AIG's stock gives him the power, directly and indirectly, to direct or cause the direction of the management and policies of AIG. These material facts were required to be disclosed in AIG's
Schedule 13D but were omitted therefrom. As a result, plaintiff was unaware that Greenberg controls AIG and that he would effectively control ABI in the event that the proposed transaction with AIG is consummated.

                             FIRST CLAIM FOR RELIEF
                  (Individually For Violations Of Section 13(d)
                      Of The Exchange Act And The Rules And
                 Regulations Promulgated Thereunder Against AIG)

            17. Plaintiff repeats and realleges the preceding paragraphs as if fully set forth herein.

            18. Section 13(d) of the Exchange Act and Rule 13d-1 promulgated thereunder provide that any person who acquires, directly or indirectly, beneficial ownership of more than 5% of any class of equity security of an issuer registered under Section 12 of the Exchange Act, shall, within 10 days after such acquisition, send to the issuer and file with the SEC and any exchange where the security is traded, a Schedule 13(d) pursuant to Rule 13d-1 setting forth, among other things, the identity of the person who beneficially owns more than 5% of the issuer's stock and in the event that such person is a corporation, the identity of each person controlling such corporation.


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

            19. On January 16, 1998, defendant AIG filed a Schedule 13D with the SEC disclosing that it is the beneficial owner of 8.3% of the outstanding common shares of ABI pursuant to the Voting Agreement. The Schedule 13D does not disclose that Maurice R. Greenberg is a person controlling AIG. This non-disclosure constitutes a violation of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder by the SEC. Plaintiff has therefore been deprived of material information that he was entitled to receive.

            20. Unless enjoined by the Court, AIG will deny material information to plaintiff to which he is entitled under the federal securities laws and which is essential to informed decision making with respect to purchasing, selling or voting his ABI stock.

            21. Plaintiff has no adequate remedy at law.

                             SECOND CLAIM FOR RELIEF
                        (As A Class Action For Breach Of
                     Fiduciary Duty Against All Defendants)

            22. Plaintiff repeats and realleges the preceding paragraphs as if fully set forth herein.

            23. Plaintiff brings this count on his own behalf and as a class action, pursuant to Rule 1.220 of the Florida Rules of Civil Procedure, on behalf of himself and all ABI securities holders or their successors in interest, similarly situated (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

            24. This count is properly maintainable as a class action.

            25. The Class is so numerous that joinder of all members is impracticable. As of November 3, 1997, there were over 41.5 million shares of ABI common stock outstanding held by over 1500 shareholders of record.

            26. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class members. The common questions include, inter alia, the following:

                  (a) whether defendants have engaged in conduct constituting unfair dealing to the detriment of the Class;

                  (b) whether the proposed merger is grossly unfair to the Class;

                  (c) whether plaintiff and the other members of the Class would be irreparably damaged were the transaction complained of herein consummated; and

                  (d) whether defendants have breached, or aided and abetted the breach of fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

            27. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the class and plaintiff has the same interests as the other members of the Class. Accordingly,


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plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

            28. Plaintiff anticipates that there will be no difficulty in the management of this litigation.

            29. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

            30. The Individual Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value. Thus, ABI's stockholders will have no effective option other than to accept the unfair terms proposed in the merger agreement. Defendants have not considered adequately or encouraged other possible purchases of and offers for the assets of ABI or its stock in a manner designed to obtain the highest possible price for ABI's public stockholders.

            31. The 120-day provision contained in the merger agreement is preventing the Individual Defendants from carrying out their fiduciary duties to plaintiff and the Class. If the merger between AIG and ABI closes before the 120-day period expires, the Individual Defendants will be precluded from even considering Cendant's higher offer. ABI's other defensive measures, approved by the Individual Defendants, are designed to prevent ABI's shareholders from obtaining the best possible


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transaction and are intended to prevent a fair auction process and a fair test if the what the market is willing to pay for ABI.

            32. Defendants, aided and abetted by AIG, have breached their fiduciary duties to the Company's shareholders. Cendant has clearly made a superior proposal for ABI since it has offered $58 per ABI share in contrast to AIG's $47 per ABI share. However, ABI and the Individual Defendants have failed to act on the superior proposal and are breaching their fiduciary duties to shareholders by not taking the proper actions to maximize shareholder value since:

                  o They have failed to withdraw or modify its approval or recommendation of the merger agreement; and

                  o They have failed to consider, approve or recommend the Cendant superior proposal;

            33. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

                  o undertake an appropriate evaluation of ABI's worth as a merger/acquisition candidate;

                  o take all appropriate steps to enhance the ABI's value and attractiveness as a merger/acquisition candidate;

                  o take all appropriate steps to effectively expose ABI to the marketplace in an effort to create an active auction for the ABI, including but not limited to engaging in serious negotiations with Cendant representatives and dismantling their takeover defenses;

                  o act independently so that the interests of ABI's public stockholders will be protected; and

                  o adequately ensure that no conflicts of interest exist between defendants' own


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                        interests and their fiduciary obligation to maximize
                        stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of ABI's public stockholders.

            34. As a result of defendants' failure to take such steps, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their proportionate share of the value of the Company's assets and business, and have been and will be prevented from obtaining a fair price for their common stock.

            35. By reason of the foregoing, defendants, aided and abetted by AIG, have violated their fiduciary duties to ABI and the public stockholders of ABI in that they have failed to maximize shareholder value (including failing to actively pursue the acquisition of ABI by other companies, failing to conduct an adequate market check and failing to consider Cendant's higher offer) and have otherwise failed to take other steps to protect the interests of the class.

            36. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, by failing to take the steps set forth above, by excluding the Class from its fair proportionate share of ABI's valuable assets and businesses, all to the irreparable harm of the Class.

            37. Plaintiff and the other members of the Class have no adequate remedy at law.


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

            WHEREFORE, plaintiff demands judgment as follows:

                        (1) Ordering that this plaintiff's second claim for relief may be maintained as a class action and certifying plaintiff as Class representative;

                  a. Declaring that defendants breached their fiduciary and other duties to plaintiff and the other members of the Class by entering into the merger agreement between AIG and ABI;

                  b. Entering an order requiring defendants to take the steps set forth hereinabove;

                  c. Entering and order requiring AIG to file a full and complete Schedule 13D;

                  d. Preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed transaction between ABI and AIG;

                  e. In the event that the proposed merger is consummated, rescinding it and setting it aside;

                  f. Awarding compensatory damages against defendants individually and severally in an amount to be determined upon the proof submitted to this Court;

                  g. Awarding costs and disbursements, including plaintiff's counsel's fees and experts' fees; and


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

                  h. Granting such other and further relief as to the Court may seem just and proper.

Dated: February 9, 1998

                                            Attorneys for Plaintiff

                                            LEESFIELD LEIGHTON & RUBIO
                                            & MAHFOOD, P.A.


                                        By: /s/ George G. Mahfood
                                            ------------------------------------
                                            George G. Mahfood
                                            Florida Bar # 77356
                                            2350 South Dixie Highway
                                            Miami, Florida 33133
                                            (305) 854-4900

OF COUNSEL:

Richard Schiffrin, Esq.
SCHIFFRIN CRAIG & BARROWAY, LLP
Three Bala Plaza East
Suite 400
Bala Cynwyd, PA 19004
(610) 667-7706


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                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA

LOUIS and ALICE SPECTOR,                              Civil Action No.
                                                                98-0273
                                                       CIV-MIDDLEBROOKS
                                                      MAGISTRATE JUDGE
                                                          TURNOFF

                           Plaintiffs
      - v. -

R. KIRK LANDON, GERALD N. GASTON,                     FILED BY____________D.C.
AMERICAN BANKERS INSURANCE GROUP,
INC., AMERICAN INTERNATIONAL GROUP,                   98 FEB 11 AM 11:09
INC., and AIGF, INC.,
                                                      CARLOS JUENKE
                           Defendants.                CLERK U.S. DISTRICT CT
                                                      S.D. OF FLA. - MIAMI
-----------------------------------------/


                                    COMPLAINT

            Plaintiffs allege, upon information and belief except as to paragraph 1 which is alleged on knowledge, as follows:

                                   THE PARTIES

            1. Plaintiffs Louis and Alice Spector are and were at all times relevant hereto the owners of shares of common stock of American Bankers Insurance Group, Inc. ("American Bankers" or the "Company").

            2. American Bankers is a Florida corporation with its principal executive offices located in Miami, Florida. American Bankers shares are traded on the New York Stock Exchange under the symbol "ABI". As of December 31, 1997, there were approximately 20.8 million shares of American Bankers common stock outstanding held by approximately 1,532 shareholders of record.


                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

            3. Defendant R. Kirk Landon ("Landon") is and was at all relevant times Chairman of the Board of the Company, and was formerly the Chief Executive Officer of the Company.

            4. Defendant Gerald N. Gaston ("Gaston") is and was at all relevant times Vice Chairman of the Board of the Company. Gaston has been President of the Company since 1980 and Chief Executive Officer since 1996.

            5. Defendant American International Group, Inc. ("AIG") is a Delaware corporation with its principal executive offices in New York, New York. AIG is a holding company engaged primarily in the general and life insurance businesses both in the United States and abroad. AIG is controlled by its Chairman, Maurice R. Greenberg.

            6. Defendant AIGF, Inc. ("AIGF") is a Florida corporation wholly owned by AIG. Pursuant to a merger agreement signed by American Bankers, AIG and AIGF in December 1997 (the "AIG Merger Agreement"), AIG is to acquire American Bankers through a merger of American Bankers into AIGF, with AIGF to be the surviving corporation in the merger.

                             JURISDICTION AND VENUE

            7. The claims asserted herein arise under Sections 14(a) and 14(e) of the Exchange Act, 15 U.S.C. ss. 78n, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC"), and the laws of the State of Florida. This Court has jurisdiction over this action pursuant to Section 27 of the

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

Exchange Act, 15 U.S.C. ss. 78aa; 28 U.S.C. ss. 1331 (federal question); and 28 U.S.C. ss. 1367 (supplemental jurisdiction).

            8. This Court has jurisdiction over this action. American Bankers is located and does business in Florida; moreover, many of the acts described herein occurred in this District.

            9. Venue is proper in this District pursuant to Section 27 of the Exchange Act and 28 U.S.C. ss. 1391(b). The claims asserted herein arose in this District, and the acts and transactions complained of have occurred, are occurring, and unless enjoined, will continue to occur in this District.

                             SUBSTANTIVE ALLEGATIONS

            10. American Bankers is a specialty insurer providing primarily credit-related insurance products in the U.S. and Canada as well as in Latin America, the Caribbean and the United Kingdom. The majority of the Company's gross collected premiums are derived from credit-related insurance products sold through financial institutions and other entities which provide consumer financing as a regular part of their businesses.

            11. On December 22, 1997, American Bankers and AIG jointly announced that American Bankers was to be purchased by AIG for $2.2 billion in stock and cash, equivalent to $47 a share ("the AIG Merger Agreement") with AIGF to be the surviving corporation in the merger.

            12. This offer represented a 6.2% premium over American Bankers' share price the prior trading day.

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

            13. As part of the AIG Merger Agreement, American Bankers shareholders would receive cash only in certain circumstances and cash would be paid only to those shareholders requesting it.

            14. Also as part of the AIG Merger Agreement, the Individual Defendants agreed to be barred from talking to other bidders for 120 days after the agreement (the "120-day provision").

            15. Undisclosed in the AIG Merger Agreement was the fact that American Bankers had received repeated overtures over the past several years from Cendant Corporation ("Cendant"), formed by the merger of CUC International and HFS.

            16. John H. Fullmer, Cendant's Executive Vice President and Chief Marketing Officer, and representatives of the Company, including Gerald N. Gaston, the Company's Vice Chairman, President and Chief Executive Officer, met on various occasions to discuss possible strategic marketing alliances.

            17. At a meeting held in May 1997, Mr. Fullmer and Mr. Gaston met and discussed Cendant's interest in acquiring the Company and the existence of certain financial issues relating to a possible combination.

            18. In the summer of 1997, a merger was pending between CUC and HFS, now Cendent. Representatives of HFS separately identified the Company as a possible acquisition candidate. Their mutual interest in the Company was scheduled to be pursued following completion of the CUC-HFS merger.

            19. Throughout much of 1997, American Bankers held negotiations for a possible transaction with AIG.

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

            20. On December 3, 1997, a significant shareholder of the Company indicated to a Senior Vice President of what is now Cendant that it believed American Bankers was considering a sale transaction. This information was conveyed to Mr. Fullmer, who attempted on several occasions to contact Mr. Gaston to inquire as to its validity.

            21. Mr. Fullmer ultimately spoke with Mr. Gaston in mid-December 1997 and described the merger of CUC and HFS which created Cendant and emphasized that the resulting size and scale of Cendant had eliminated the financial issues relating to an acquisition of the Company which they had previously discussed. Mr. Fullmer inquired whether the Company was actively engaged in discussions relating to an acquisition, and indicated that, if the Company was so engaged, representatives of his company would like to meet immediately with the Company's representatives to discuss its strong interest in exploring such a transaction.

            22. In response to Mr. Gaston's assurances that the Company was not actively engaged in acquisition discussions, Mr. Fullmer agreed to forward to Mr. Gaston information regarding Cendant and to contact Mr. Gaston to schedule a meeting in early January, 1998 to discuss a possible acquisition transaction.

            23. However, on December 22, 1997 the Company and AIG announced that they had entered into the AIG Merger Agreement and that certain stockholders of the Company had entered into the Voting Agreement with AIG. It was then contemplated by the parties that the AIG Merger would be finalized prior to April, 1998.

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

            24. In connection with the execution of the AIG Merger Agreement, the Company and AIG entered into an option agreement (the "AIG Lockup Option Agreement") pursuant to which the Company granted to AIG an option (the "AIG Lockup Option"), exercisable in certain events, to purchase up to approximately 8,265,626 common shares (which represented 19.9% of the outstanding number of common shares at the time the AIG Lockup Option Agreement was entered into) at an exercise price of $47.00 per common share, subject to adjustment as set forth therein.

            25. Also as part of the AIG Merger Agreement, the Company agreed to a provision which provides that the Company and its subsidiaries, officers, directors, employees, agents and representatives will not, directly or indirectly, (i) initiate, solicit, encourage, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its subsidiaries (an "Acquisition Proposal"), or (ii) engage in any negotiations concerning, provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, until after 120 days have elapsed since the date of the AIG Merger Agreement (the "120 day provision").

            26. The AIG Merger Agreement provides that under certain circumstances in which the AIG Merger Agreement is terminated, the Company will have an obligation to pay a cash fee of $66 million to AIG (the "AIG Termination Fee").

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

However, pursuant to the terms of the AIG Lockup Option Agreement, AIG's total profit under the AIG Lockup Option Agreement (including the amount of the AIG Termination Fee) is limited to $66 million.

            27. In connection with the execution of the AIG Merger Agreement, AIG entered into a Voting Agreement (the "AIG Voting Agreement") with R. Kirk Landon, Chairman of the Board of the Company, and Gerald N. Gaston, Vice Chairman, President and Chief Executive Officer of the Company, pursuant to which Messrs. Landon and Gaston agreed (i) to vote the approximately 8.25% of the outstanding Company shares beneficially owned by them (A) in favor of adopting the AIG Merger Agreement and approving the proposed AIG Merger and (B) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adverse affect or inhibit the timely consummation of the proposed AIG Merger, and (ii) upon request, to grant to AIG an irrevocable proxy with respect to such common shares.

            28. American Bankers has a shareholder rights plan, commonly known as a "poison pill" to deter unsolicited bids for the Company. Pursuant to the poison pill, each share of American Bankers common stock also has a detachable right, which is triggered upon the announcement of an acquisition proposal such as the Cendant offer, described herein, and distributed and non-redeemable 10 days thereafter. Thus, if the rights are not redeemed by American Bankers' Board of Directors, all rightsholders would receive additional shares of the Company's stock at a 50% discount, making any unwelcome takeover of American Bankers prohibitively more expensive.

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

            29. In the AIG Merger Agreement, American Bankers has agreed to extend the poison pill (scheduled to expire on March 10, 1998) or adopt a new poison pill at AIG's request. However, in connection with the Cendant offer, American Bankers did not initially agree to take action to prevent the poison pill from impeding the Cendant offer. Absent an amendment to the redemption of the poison pill, the rights would have become non-redeemable on or about February 17, 1998, or prior to the American Bankers' shareholder meetings scheduled in early March, 1998. On February 5, 1998, Company's Board of Directors amended the poison pill to extend the distribution date of the rights so that it will not occur until such date as the Individual Defendants may determine.

            30. On January 27, 1998, Cendant Corporation commenced a tender offer of $2.41 billion for American Bankers or $58 a share ("Cendant offer").

            31. The Cendant offer represents a premium of $11 (in excess of 23%) over the value of the AIG Merger, and is demonstrably superior to the AIG Merger.

            32. Cendant indicated it was making the tender offer because the AIG Merger Agreement entered by defendants barred defendants from talking to other bidders for 120 days after the agreement.

            33. Cendant indicated that the "120 days" provision raised questions about whether the AIG Merger Agreement was in the best interests of American Bankers shareholders.

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

            34. In response to whether Cendant might raise its offer, Henry Silverman, Chief Executive Officer of Cendant, responded that Cendant's offer is "flexible."

            35. On the day that Cendant launched its tender offer, January 27, 1998, AIG issued a press release announcing that it had given American Bankers notice of its intention to exercise the Lock-Up Option to acquire 19.9% of the outstanding shares of American Bankers at $47 per share (the "Lock Up Press Release"). The consummation of AIG's purchase of these shares pursuant to the Lock-Up Option is subject to applicable regulatory approvals.

            36. On February 5, 1998, the Company's Board met to consider the Cendant offer and what position the Company should take with respect to that offer. As acknowledged in the Company's Schedule 14D-9 solicitation/recommendation statement filed on or about February 6, 1998 ("14D-9"), the Individual Defendants failed to obtain information necessary to enable them to make an informed decision on whether or not to recommend that Company shareholders accept the Cendant offer. The Individual Defendants blamed their inability to obtain material information on the "120 days" provision contained in the AIG Merger Agreement. Specifically, the 14D-9 states as follows:

            ... because of the provisions of the AIG Merger Agreement which prohibit the Company from engaging in negotiations with or having discussions with Cendant concerning the Cendant Offer, as well as the lack of certain information which the Company expects will be disclosed in the regulatory process, the Board of Directors has been unable to assess several aspects of the Cendant offer.

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

These "aspects" include Cendant's allegedly high level of financial leverage; its proposed business plans for the Company; its experience in owning and operating insurance companies; its ability to provide license facilities outside of the United States to permit international distribution of the Company's products; its ability to realize certain synergies; whether increased revenues projected by Cendant require additional capital infusions, its plans with respect to intercompany transactions with the Company's insurance subsidiaries involving intercompany royalties and fees; the potential reaction of the Company's producers and reinsurers to Cendant; and the alleged potential volatility of the Cendant common stock.

            37. Thus, in the 14D-9, the Individual Defendants, directors of American Bankers, admit that they lack material information necessary for them to fulfill their legal obligation to advise Company shareholders as to what position they should take regarding the Cendant offer, and that this failure to make an informed decision is caused in material part by their agreeing to the 120 day provision in the AIG Merger Agreement.

            38. Despite making no recommendation with respect to the Cendant offer, the Individual Defendants persist in promoting the AIG Merger Agreement in the 14D-9. As noted therein, the Board of Directors "continue[d] to believe that the transaction contemplated... by the [AIG Merger] Agreement... represents a more attractive alternative than operating on a stand-alone basis...."

            39. Prior to the dissemination of the 14D-9, on January 30, 1998, the SEC declared effective defendants' joint proxy statement and prospectus to, inter alia, solicit proxies to be voted in favor of the AIG Merger Agreement at Special Meetings of

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

the Company's preferred and common shareholders, scheduled to be held March 4 and March 6, 1998, respectively (the "Proxy Statement").

            40. The Proxy Statement is replete with materially false and misleading information, including:

                  (a) The Proxy Statement states that it expects the AIG Merger to close in March, 1998. Even if this is considered an opinion, such a statement of opinion would be required to have a reasonable basis. In fact, defendants have no such reasonable basis, given that AIG has not completed various state - required regulatory processes.

                  (b) In the Proxy Statement, defendants laud the "expense savings" that would enure in the AIG Merger, which savings are not detailed nor do defendants disclose that it is likely American Bankers personnel will be terminated.

                  (c) The fairness opinion rendered by American Bankers' investment advisor, Salomon Smith Barney, speaks as of December 21, 1997, prior to the commencement of the Cendant offer. That opinion must be reevaluated in light of the substantially higher offer, a fact not disclosed in the Proxy Statement.

                  (d) The Proxy Statement indicates that American Bankers management prepared "revised" internal projections that contained lower estimates of revenue and income which were provided to Salomon Smith Barney but fails to disclose i) the extent to which Salomon Smith Barney relied on the lower "revised" projections in its analyses; ii) the effect on the ranges of values attributed to the valuation methodologies employed by Salomon Smith Barney; and iii) whether the $47 per share AIG Merger

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

price would fall within or outside those ranges of values and the effect on the fairness opinion had the original and higher projections been used.

                  (e) The Proxy Statement also fails to include information admitted by the Individual Defendants in the 14D-9 to be material. As noted above, the Board of Director, on February 5, 1998 decided to make no recommendation regarding the Cendant offer because they lacked information regarding Cendant, which information is clearly material and necessary to be disclosed to Company shareholders in order for them to determine whether or not to vote in favor of the AIG Merger Agreement. This includes information relating to Cendant's alleged relatively high level of financial leverage; its proposed business plans for the Company; its experience in owning and operating insurance companies; its ability to provide license facilities outside the United States to permit international distribution of the Company's products; its ability to realize certain synergies; whether increased revenue levels projected by Cendant require additional capital infusions; its plan with respect to intercompany transactions with the Company's insurance subsidiaries involving intercompany royalties and fees; the potential reaction of the Company's producers and reinsurers to Cendant; and the alleged volatility of Cendant's stock.

            41. Defendants have not disclosed the reasons for the preferential treatment afforded AIG, nor do they disclose why they failed to continue their discussions with Cendant.

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

                             FIRST CLAIM FOR RELIEF
                           (Breach of Fiduciary Duty)

            42. Plaintiffs repeat and reallege the preceding paragraphs as if fully set forth herein.

            43. Having decided to seek a transaction in which all of American Bankers shares would be acquired, the director defendants' fiduciary responsibilities require them to take all steps reasonably calculated to achieve the highest value obtainable for American Bankers shares.

            44. By failing to conduct discussions with Cendant after being advised of its desire to negotiate, by negotiating solely with AIG, without attempting to determine the true value of American Bankers, and entering the AIG Merger Agreement, Lock-up Option, the 120-day provision, the Termination Fee, the poison pill, and the Voting Agreement, by failing to take steps to utilize the poison pill in an effort to maximize shareholders' value, by failing to obtain an updated fairness opinion, and by failing to act in an informed manner in responding to the Cendant offer and in issuing the 14D-9, defendants' breached their fiduciary obligations and violated their duty to act with due care and in a disinterested manner, and in maximize shareholder value.

                             SECOND CLAIM FOR RELIEF
                      (Breach of Fiduciary Duty of Candor)

            45. Plaintiffs repeat and reallege the preceding paragraphs as if fully set forth herein.

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

            46. Defendants have failed to disclose the reasons for failing to consider, solicit, and/or entertain Cendant's offer, and have failed to disclose the matters referred to in P.40 above.

            47. Defendants' aforesaid conduct is a breach of their fiduciary duties as such information is material and/or necessary for Plaintiffs to have in order to make an informed decision on the AIG Merger Agreement.

            48. By reason of their positions, Defendants were in possession of material inside information not disclosed to the investing public concerning American Bankers, and the process by which Cendant was spurned and AIG welcomed, which facts were misrepresented, in violation of defendants' fiduciary obligations.

            49. As a result of the foregoing, the defendants have breached and/or aided and abetted breaches of fiduciary duties owed to Plaintiffs.

                             THIRD CLAIM FOR RELIEF

                       (For Violations of Section 14(a) of
                       the Exchange Act and the Rules and
           Regulations Promulgated Thereunder Against All Defendants)

            50. Plaintiffs repeat and reallege the preceding paragraphs as if fully set forth hereof.

            51. Section 14(a) of the Exchange Act provides that no person may make a solicitation of any proxies in contravention of such rules and regulations as the SEC may prescribe for the protection of shareholders.

            52. Rule 14a-9 promulgated pursuant to Section 14(a) of the Exchange Act prohibits any person making a solicitation by means of a written or oral

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

communication containing a false or misleading statement with respect to any material fact, or which omits to state any material fact necessary to make the statements made not false or misleading.

            53. The Proxy Statement is materially false and misleading the manner referred to in P.40 above, all in violation of Section 14(a) and Rule 14a-9 promulgated thereunder.

            54. Plaintiffs have no adequate remedy at law.

                             FOURTH CLAIM FOR RELIEF

                       (For Violations of Section 14(e) of
                       the Exchange Act and the Rules and
           Regulations Promulgated Thereunder Against All Defendants)

            55. Plaintiffs repeat and reallege the preceding paragraphs as if fully set forth herein.

            56. Section 14(e) of the Exchange Act prohibits any person from making any untrue statement of material fact or omitting to state any material fact necessary to make the statements made not misleading, or from engaging in any fraudulent, deceptive or manipulative acts in connection with any tender offer or any solicitation of shareholders in opposition to a tender offer.

            57. The Proxy Statement is materially misleading, as alleged above, in violation of Section 14(e) of the Exchange Act.

            58. The misrepresentations in the Proxy Statement were made by American Bankers and AIG with knowledge of their false and misleading nature in order

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

to dissuade American Bankers shareholders from accepting the Cendant proposal and to coerce them into voting in favor of the AIG Merger.

            59. Plaintiffs have no adequate remedy at law.

          WHEREFORE, plaintiffs demand judgment as follows:

            1. Ordering defendants to carry out their fiduciary duties to plaintiffs, including the duties of care, loyalty, and candor by among other things: (i) ordering defendants to conduct a market check; (ii) consider all bona fide third party offers; and (iii) ordering defendants to act in an informed manner in responding to the Cendant offer.

            2. Granting preliminary and permanent injunctive relief against the consummation of the AIG Merger as described herein;

            3. In the event the AIG Merger is consummated, rescinding the transaction effected by defendants and awarding rescissionary damages;

            4. Ordering defendants, jointly and severally, to pay to plaintiffs all damages suffered and to be suffered by them as the result of the acts and transactions alleged herein;

            5. Declaring null and void the AIG Merger Agreement, the 120-day provision, the Lockup Option, the Termination Fee and the AIG Voting Agreement each as described herein;

            6. Ordering defendants to redeem the poison pill in favor of the Cendant offer, or taking such other steps with respect to the poison pill to maximize shareholder value;

            7. Ordering defendants to obtain an updated fairness opinion;

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

            8. Compelling defendants to make full disclosure of all material information;

            9. Awarding plaintiffs the costs and disbursements of the action, including a reasonable allowance for plaintiffs' attorney's fees and experts' fees; and

            10. Granting such other and further relief as this Court may deem to be just and proper.

                                   JURY DEMAND

      Plaintiffs demand a trial by jury on all issues so triable as a matter of right.

Dated: February 10, 1998

                                             Respectfully submitted,

                                             Counsel for Plaintiffs

                                             HANZMAN CRIDEN KORGE
                                              & CHAYKIN
                                             200 South Biscayne Blvd.
                                             Suite 2100
                                             Miami, Florida 33131
                                             Telephone:    (305) 579-1222
                                             Facsimile:   (305) 579-1229


                                             By: /s/ Michael A. Hanzman
                                                 --------------------------
                                                     Michael A. Hanzman
                                                     Florida Bar No. 510637
                                                     Michael E. Criden
                                                     Florida Bar No. 714356

                                  LAW OFFICES
                      HANZMAN CRIDEN KORGE & CHAYKIN, P.A.

                                                             FILED by _____ D.C.
                                                                   INTAKE

                                                                 FEB 17 1998

                                                                CARLOS JUENKE
                                                            CLERK U.S. DIST. CT.
                                                            S.D. OF FLA. - MIAMI

                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION

------------------------------------x
ANN GOODMAN, on behalf of herself   :
and others similarly situated,      :     Case No. 98-0175-CIV-MOORE
                                    :
                 Plaintiff,         :
                                    :     AMENDED INDIVIDUAL
     -against-                      :     CLASS ACTION
                                    :     COMPLAINT
AMERICAN BANKERS INSURANCE GROUP    :
INC., GERALD N. GASTON, DARYL L.    :
JONES, BERNARD P. KNOTH, ALBERT H.  :
NAHMAD, GEORGE E. WILLIAMSON,       :
NICHOLAS A. BUONICONTI, ARMANDO M.  :
CODINA, PETER DOLARA, EUGENE M.     :
MATALENE, JR.,  NICHOLAS J. ST.     :
GEORGE, WILLIAM H. ALLEN, JACK F.   :
KEMP, JAMES F. JORDEN, R. KIRK      :
LANDON, ROBERT C. STRAUSS, and      :
AMERICAN INTERNATIONAL GROUP, INC.  :
                                    :
                 Defendants         :
                                    :
------------------------------------x

            Plaintiff, by her attorneys, alleges upon information and belief, except as to paragraph 3 which is alleged upon knowledge, as follows:

                             JURISDICTION AND VENUE

            1. The claims asserted herein arise under Sections 13(d), 14(a) and 14(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. ss. 78m(d), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC"), and the laws of the State of Florida. This Court has jurisdiction over this action pursuant to Section 27 of the Exchange Act, 15 U.S.C. ss. at; 28 U.S.C. ss. 1331 (federal question); and 28 U.S.C. ss. 1367 (supplemental jurisdiction).

            2. Venue is properly found within this Judicial District under 28 U.S.C. ss. 1391. Many of the acts and transactions giving rise to the violations of law complained of herein occurred in this Judicial District. In addition, ABI maintains its principal executive offices within this Judicial District.

                                  THE PARTIES

            3. Plaintiff is the owner of shares of common stock of defendant American Bankers Insurance Group Inc. ("ABI", "American Bankers" or the "Company") and has been the owner continuously of such shares since prior to the wrongs complained of herein.

            4. Defendant ABI is a corporation duly existing and organized under the laws of the State of Florida, with its principal offices located at 11222 Quail Roost Drive, Miami, Florida 33157. Its stock is traded on the New York Stock Exchange under the symbol "ABI." The Company is a holding company with subsidiaries which market credit life, credit property, unemployment, accident and health, homeowners, physical damage, livestock, individual and group life insurance products. As of November 3, 1997, there were over 41.5 million shares of the Company's common stock outstanding held by over 1500 shareholders of record.

            5. Defendant American International Group Inc. ("AIG") is a corporation duly existing and organized under the laws of the State of Delaware, with its principal offices located at 70 Pine Street, New York, New York 10270. AIG is a holding company with subsidiaries which, among other things, provide a broad line of property and casualty insurance, individual and group life, annuity and accident and health insurance and specialty insurance. AIG is controlled by its Chairman, Maurice R. Greenberg ("Greenberg").

            6. Defendants Gerald N. Gaston, Daryl L. Jones, Bernard P. Knoth, Albert H. Nahmad, George R. Williamson, Nicholas A. Buoniconti, Armando M. Codina, Peter J. Dolara, Eugene M. Matalene, Jr., Nicholas J. St. George, William H. Allen, Jack F. Kemp, James F. Jorden, R. Kirk Landon, and Robert C. Strauss are, and at all times relevant hereto have been, directors of the Company.

            7. The defendants referred to in paragraph 6 are collectively referred to herein as the "Individual Defendants."

            8. By reason of the above Individual Defendants' positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of ABI, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

                            SUBSTANTIVE ALLEGATIONS

            9. This action seeks no enjoin the consummation of, or in the alternative, damages resulting from, a merger of ABI and AIG. Defendants have taken a series of unlawful steps in violation of the federal securities laws and Florida State law to ensure the success of AIG's acquisition proposal for ABI and to deter any competing bids for ABI, including the $58 per share offer by Cendant Corp. ("Cendant") to acquire ABI.

The AIG/ABI Transaction

            10. On or about December 22, 1997, AIG and ABI announced that they had entered into a definitive merger agreement whereby AIG would acquire 100 percent of the outstanding stock of ABI. Under the terms of their December 21, 1997 merger agreement (subsequently amended and restated as of January 27, 1998) (the "ABI Merger Agreement"), ABI stockholders would receive AIG stock equal to $47 for each share of ABI common stock, with a total cash value of approximately $2.2 billion (the "AIG Transaction"). Under certain circumstances, ABI stockholders may elect to receive $47 in cash. This offer represented an approximately 6.2% premium over American Bankers' price per share on the preceding trading date.

            11. The AIG Transaction was approved by the boards of directors of ABI and AIG in December 1997 and the parties announced their expectation that the deal would close early in 1998. In connection with the execution of the AIG Merger Agreement, the Company and AIG agreed to, among other things:

                  a. an option agreement (the "AIG Lockup Option Agreement") pursuant to which the Company granted to AIG an option (the "AIG Lockup Option"), exercisable under certain circumstances, to purchase up to approximately 8,265,626 common shares (which represented 19.9% of the outstanding number of common shares at the time the AIG Lockup Option Agreement was entered into) at an exercise price of $47.00 per common share, subject to adjustment as set forth therein. This option is immediately exercisable upon AIG's receipt of all applicable regulatory approvals;

                  b. A provision that the Company and its subsidiaries, officers, directors, employees, agents and representatives will not, directly or indirectly, (i) initiate, solicit, encourage, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its subsidiaries (an "Acquisition Proposal") or (ii) engage in any negotiations concerning, provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, until after 120 days have elapsed since the date of the AIG Merger Agreement (the "120-day provision"); and

                  c. that American Bankers is prohibited from terminating the AIG Merger Agreement for 180 days except under extremely limited circumstances.

            12. In connection with the execution of the AIG Merger Agreement, AIG entered into a Voting Agreement (the "AIG Voting

Agreement") with R. Kirk Landon, Chairman of the Board of the Company, and Gerald N. Gaston, Vice Chairman, President and Chief Executive Officer of the Company, pursuant to which Messrs. Landon and Gaston agreed (1) to vote the approximately 8.25% of the outstanding Company shares beneficially owned by them
i) in favor of adopting the AIG Merger Agreement and approving the proposed AIG Merger and ii) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adverse affect or inhibit the timely consummation of the proposed AIG Merger, and (2) upon request, to grant to AIG an irrevocable proxy with respect to such common shares.

            13. American Bankers has a shareholder rights plan, commonly known as a "poison pill", which is designed to deter unsolicited bids for the Company. Pursuant to the poison pill, each share of American Bankers common stock also has a detachable right, which is triggered upon the announcement of an acquisition proposal and distributed and non-redeemable 10 days thereafter. Thus, if the rights are not redeemed by American Bankers' Board of Directors, all rightsholders would receive additional shares of the Company's stock at a 50% discount, making any unwelcome takeover of American Bankers prohibitively more expensive.

            14. Pursuant to the AIG Merger Agreement, American Bankers has agreed to extend the poison pill (scheduled to expire on March 10, 1998) or adopt a new poison pill, at AIG's request. However, in connection with the Cendant offer described below,

American Bankers did not initially agree to take action to prevent the poison pill from impeding the Cendant offer. Absent an amendment to the redemption of the poison pill, the rights would have become non-redeemable on or about February 17, 1998, or prior to the American Bankers' shareholder meetings scheduled in early March, 1998. On February 5, 1998, the Company's Board of Directors amended the poison pill and resolved to provide that the commencement of the Cendant tender offer would not trigger the occurrence of "Distribution Date". Pursuant to the Rights Agreement, the rights are transferred with the common shares unless the rights are redeemed. Shareholders must tender their rights and their shares in the Cendant offer. If the American Bankers' board does not redeem the rights or make them inapplicable to Cendant prior to the consummation of its tender offer, Cendant's acquisition of shares pursuant to its tender offer will likely be impracticable.

Events Heading Up To the Cendant Offer

            15. The numerous documents filed with the SEC by American Bankers fail to disclose that prior to the execution of the AIG Merger Agreement, Cendant had indicated its serious interest in acquiring American Bankers. Many months before the execution of the AIG Merger Agreement, John Fullmer ("Fullmer"), Cendant's Executive Vice President and Chief Marketing Officer, met with defendant Gaston to discuss the interest of CUC International (the name by which Cendant was previously known) in acquiring American Bankers. After several unsuccessful attempts to contact Gaston, Fullmer spoke with Gaston in mid-December 1997 and "inquired whether American Bankers was actively engaged in discussions relating to an acquisition" and indicated that if so, Cendant representatives wished to meet with American Bankers' representatives to discuss the latter's "strong interest in exploring such a transaction." Cendant February 12, 1998 Schedule 14A, p. 7. Fullmer agreed to forward information regarding Cendant to Gaston and to contact Gaston to schedule a meeting in early January to discuss a possible acquisition transaction, in response to "Gaston's assurances that American Bankers was not actively engaged in acquisition discussions." Cendant February 12, 1998 Schedule 14A, p. 7. Despite the above-described facts, American Bankers has never publicly acknowledged the fact that Cendant expressed its desire to discuss an acquisition of American Bankers prior to American Bankers' agreement to the AIG Merger proposal. In fact, an auction for American Bankers could have occurred had Cendant been given accurate information in mid-December, 1997 about the status of ABI's acquisition discussions.

The Cendant Offer

            16. On January 27, 1998, it was announced that Cendant offered to buy ABI for $58 per share in cash and stock, in a deal valued at approximately $2.7 billion on a fully-diluted basis. Cendant is one of the world's largest providers of consumer and business services, operating in three principal segments: membership, travel and real estate services. In a company press release, Cendant stated that its offer was 23% higher than the $47 per share offer made by AIG. Cendant's offer contemplates a cash tender offer to purchase of 23.5 ABI shares for $58 per share in cash and an exchange of the remaining shares on a tax-free basis for common shares of Cendant with a fixed value of $58 per share. Cendant indicated that it was making a tender offer because the AIG Merger Agreement barred defendants from talking to it or an other bidder for 120 days from the date of the AIG Merger Agreement.

            17. According to its press release and its letter to the board of directors of ABI, Cendant would have preferred to discuss the offer with ABI but was unable to present its offer to ABI's board given the restrictive conditions contained in the AIG-ABI agreement. Cendant stated that one of its executives had approached ABI's president, defendant Gaston, several months ago to express Cendant's interest in acquiring ABI but was told, as recently as December, that ABI was not interested in pursuing any acquisition transaction and suggested that they meet again in January to discuss the matter further.

            18. According to Cendant's January 27, 1998 and February 3, 1998 letters to the board of directors of ABI, Cendant is committed to Florida and the Company, has stated that management of ABI would continue with the Company, that ABI will maintain its headquarters in Miami and that it has no plans to close any major facilities or dismiss their employees. The Cendant offer is not conditioned upon financial or due diligence.

Cendant also reported that it had begun making the requisite filings with several state insurance commissions in order to acquire ABI on a timely basis. In its January 27, 1998 letter, Cendant stated: "We want to stress that we are flexible as to all aspects of our proposal and are anxious to proceed to discuss and negotiate it with you as soon as possible."

            19. In response to the question whether Cendant might raise its offer, Henry Silverman, Cendant's Chief Executive Officer of Cendant, reiterated that Cendant's offer is "flexible."

            20. On January 27, 1998, the day that Cendant launched its tender offer, AIG issued a press release announcing that it had given American Bankers notice of its intention to exercise the Lock-up Option to acquire 19.9% of the outstanding shares of American Bankers at $47 per share (the "Lock Up Press Release"). The consummation of AIG's purchase of these shares pursuant to the Lock-Up Option is subject to applicable regulatory approvals.

            21. On February 5, 1998, the Company's board met to consider the Cendant offer and what position the Company should take With respect to that offer. The Company stated in its Schedule 14D-9 solicitation/recommendation statement ("14D-9"), filed with the SEC on February 6, 1998, that "in light of all of the relevant circumstances and for the reasons set forth below" it was unable to take a position with respect to the Cendant tender offer. However, American Bankers failed to disclose to what "relevant circumstances" it was referring, leaving its shareholders unable to evaluate information it considered material in determining it was unable to make a recommendation regarding the Cendant offer. The 14D-9 itself shows that the Individual Defendants failed to obtain information necessary to enable them to make an informed decision on whether or not to recommend that Company shareholders accept the Cendant offer. The Individual Defendants blamed their inability to obtain material information on the "120 day" provision contained in the AIG Merger Agreement. The 14D-9 states:

            . . . because of the provisions of the AIG Merger Agreement which prohibit the Company from engaging in negotiations with or having discussions with Cendant concerning the Cendant Offer, as well as the lack of certain information which the Company expects will be disclosed in the regulatory process, the Board of Directors has been unable to assess several aspects of the Cendant offer.

These "aspects" included Cendant`s allegedly high level of financial leverage; its proposed business plans for the Company; its experience in owning and operating insurance companies; its ability to provide license facilities outside of the United States to permit international distribution of the Company's products; its ability to realize certain synergies; whether increased revenues projected by Cendant require additional capital infusions, its plans with respect to intercompany transactions with the Company's insurance subsidiaries involving intercompany royalties and fees; the potential reaction of the Company's producers and reinsurers to Cendant; and the alleged potential volatility of the Cendant common stock.

            22. Thus, in the 14D-9, the Individual Defendants admit that they lacked material information necessary for them to fulfill their legal obligation to advise Company shareholders as to what position they should take regarding the Cendant offer, and that this failure to make an informed decision was caused in material part by their agreeing to the 120 day provision in the AIG Merger Agreement.

            23. Despite their admitted inability to make a recommendation to the American Bankers shareholders with respect to the Cendant offer, the Individual Defendants continue to promote the AIG Merger Agreement. As noted in the 14D-9, the Board of Directors "continue[d] to believe that the transaction contemplated
 . . . by the [AIG Merger] Agreement . . . represents a more attractive alternative than operating on a stand-alone basis . . . ."

            24. On January 30, 1998, the SEC declared effective defendants' joint proxy statement and prospectus to, inter alia, solicit proxies to be voted in favor of the AIG Merger Agreement at Special Meetings of the Company's preferred and common shareholders, scheduled to be held March 4 and March 6, 1998, respectively (the "Proxy Statement").

            25. The Proxy Statement contains several false and materially misleading statements, including:

                  a. that the "expense savings" that will result from the AIG Merger are a basis for recommending the AIG Merger for shareholder approval. However, defendants fail to provide any specificity about the sources of expense savings or dollar amounts attributable to any category of expense savings which would enable shareholders to evaluate the very information deemed by the Individual Defendants to be material for their own consideration of the offer. The Proxy Statement likewise fails to disclose the likelihood that American Bankers' personnel will be terminated, in order to obtain such "savings";

                  b. that the fairness opinion rendered by American Bankers' investment advisor, Salomon Smith Barney, which speaks as of December 21, 1997 (prior to the commencement of the Cendant proposal) must be reevaluated in light of the substantially higher Cendant offer;

                  c. that while the Proxy Statement indicates that American Bankers management prepared "revised" internal projections that contained lower estimates of revenue and income which were provided to Salomon Smith Barney, it fails to disclose i) the bases for those revised projections and the rationale behind their preparation; ii) the extent to which Salomon Smith Barney relied on the lower "revised" projections in its analyses; iii) the effect of the "revised" versus unrevised figures on the ranges of values attributed to the valuation methodologies employed by Salomon Smith Barney; iv) whether the $47 per share AIG Merger price would fall within or outside those ranges of values; and v) the effect on the fairness opinion had the original and higher projections been used:

                  d. the omission of information admitted by the

Individual Defendants in the 14D-9 to be material to their decision not to make a recommendation regarding the Cendant offer. This includes information relating to Cendant's alleged relatively high level of financial leverage; Cendant's proposed business plans for the Company; Cendant's experience in owning and operating insurance companies; Cendant's ability to provide license facilities outside the United States to permit international distribution of the Company's products; Cendant's ability to realize certain synergies; whether increased revenue levels projected by Cendant require additional capital infusions; Cendant's plan with respect to intercompany transactions with the Company's insurance subsidiaries involving intercompany royalties and fees; the potential reaction of the Company's producers and reinsurers to Cendant; and the alleged volatility of Cendant's stock;

            e. the stated expectation that the AIG Merger will close in March, 1998. Even if this is considered an opinion, such a statement of opinion would be required to have a reasonable basis. In fact, defendants have no such reasonable basis, given that AIG has not completed its state-required regulatory processes; and

            f. the reasons for the preferential treatment defendants afforded AIG or why they failed to continue their discussions with Cendant before entering into the AIG Merger Agreement.

      26. On February 6, 1998, Cendant announced that it was

"ready to meet" with American Bankers' board to provide information about its offer to purchase Cendant. However, American Bankers' board has not agreed to such a meeting.

                             FIRST CLAIM FOR RELIEF

                  (Individually For Violations Of Section 13(d)
                      Of the Exchange Act And The Rules And
                 Regulations Promulgated Thereunder Against AIG)

            27. Plaintiff repeats and realleges the preceding paragraphs as if fully set forth herein.

            28. Section 13(d) of the Exchange Act and Rule 13d-1 promulgated thereunder provide that any person who acquires, directly or indirectly, beneficial ownership of more than 5% of any class of equity security of an issuer registered under Section 12 of the Exchange Act, shall, within 10 days after such acquisition, send to the issuer and file with the SEC and any exchange where the security is traded, a Schedule 13(d) pursuant to Rule 13d-1 setting forth, among other things, the identity of the person who beneficially owns more than 5% of the issuer's stock and in the event that such person is a corporation, the identity of each person controlling such corporation.

            29. On January 16, 1998, AIG filed a Schedule 13D with the SEC disclosing its beneficial ownership of 8.25% of ABI's shares subject to the Voting Agreement. The Schedule 13D failed to disclose that Greenberg, AIG's Chairman of the Board, exercises control over AIG through, among other things, control of approximately 30% of the outstanding shares of common stock of AIG, a portion of which is held directly and nominally by three private companies that Greenberg controls and by other AIG officers and directors, whom Greenberg also controls.

            30. Greenberg's position as Chairman and Chief Executive officer of AIG and his control over almost one-third of AIG's stock gives him the power, directly and indirectly, to direct or cause the direction of the management and policies of AIG. These material facts were required to be disclosed in AIG's
Schedule 13D but were omitted therefrom. This non-disclosure constitutes a violation of Section 13(d) of the Exchange Act and the rules and regulations promulgated by the SEC. As a result, plaintiff was unaware that Greenberg controls AIG and that he would effectively control ABI in the event that the proposed transaction with AIG is consummated.

            31. Unless enjoined by the Court, AIG will deny material information to plaintiff to which she is entitled under the federal securities laws and which is essential to informed decision making with respect to purchasing, selling or voting her ABI stock.

            32. Plaintiff has no adequate remedy at law.

                             SECOND CLAIM FOR RELIEF

                       (For Violations of Section 14(a) of
                       the Exchange Act and the Rules and
           Regulations Promulgated Thereunder Against All Defendants)

            33. Plaintiffs repeat and reallege the preceding paragraphs as if fully set forth hereof.

            34. Section 14(a) of the Exchange Act provides that no person may make a solicitation of any proxies on contravention of such rules and regulations as the SEC may prescribe for the protection of shareholders.

            35. Rule 14a-9 promulgated to Section 14(a) of the Exchange Act prohibits any person making a solicitation by means of a written or oral communication containing a false or misleading statement with respect to any material fact, or which omits to state any material fact necessary to make the statements made not false or misleading.

            36. The Proxy Statement is materially false and misleading the manner referred to above, all in violation of Section 14(a) and Rule 14a-9 promulgated thereunder.

            37. Plaintiffs have no adequate remedy at law.

                             THIRD CLAIM FOR RELIEF

                       (For Violations of Section 14(e) of
                       the Exchange Act and the Rules and
           Regulations Promulgated Thereunder Against All Defendants)

            38. Plaintiffs repeat and reallege the preceding paragraphs as if fully set forth herein.

            39. Section 14(e) of the Exchange Act prohibits any person from making any untrue statement of material fact or omitting to state any material fact necessary to make the statements made not misleading, or from engaging in any fraudulent, deceptive or manipulative acts in connection with any tender offer or any solicitation of shareholders in opposition to a tender offer.

            40. The Proxy Statement is materially misleading, as alleged above, in violation of Section 14(e) of the Exchange Act.

            41. The misrepresentations and omissions contained in the Proxy Statement were made by defendants with knowledge of their false and misleading nature in order to dissuade American Bankers shareholders from accepting the Cendant proposal and to coerce them into voting in favor of the AIG Merger.

            42. Plaintiffs have no adequate remedy at law.

                             FOURTH CLAIM FOR RELIEF

                        (As A Class Action For Breach Of
                     Fiduciary Duty Against All Defendants)

            43. Plaintiff repeats and realleges the preceding paragraphs as if fully set forth herein.

            44. Plaintiff brings this count on her own behalf and as a class action, pursuant to Rule 1.220 of the Florida Rules of Civil Procedure, on behalf of herself and all ABI securities holders or their successors in interest, similarly situated (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

            45. This count is properly maintainable as a class action.

            46. The Class is so numerous that joinder of all members is impracticable. As of November 3, 1997, there were over 41.5 million shares of ABI common stock outstanding held by over 1500 shareholders of record.

            47. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class members. The common questions include, inter alia, the following:

                  (a) whether defendants have engaged in conduct constituting unfair dealing to the detriment of the Class;

                  (b) whether the proposed merger is grossly unfair to the Class;

                  (c) whether plaintiff and the other members of the Class would be irreparably damaged were the transaction complained of herein consummated; and

                  (d) whether defendants have breached, or aided and abetted the breach of fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

            48. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

            49. Plaintiff anticipates that there will be no difficulty in the management of this litigation.

            50. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

            51. The Individual Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value. Thus, ABI's stockholders will have no effective option other than to accept the unfair terms proposed in the merger agreement. Defendants have not considered adequately or encouraged other possible purchases of, and offers for, the assets of ABI or its stock in a manner designed to obtain the highest possible price for ABI's public stockholders.

            52. The 120-day provision contained in the merger agreement is preventing the Individual Defendants from carrying out their fiduciary duties to plaintiff and the Class. If the merger between AIG and ABI closes before the 120-day period expires, the Individual Defendants will be precluded from even considering Cendant's higher offer. ABI's other defensive measures, discussed in paragraphs 11 through 14 herein, approved by the Individual Defendants, are designed to prevent ABI's shareholders from obtaining the best possible transaction and are intended to prevent a fair auction process and a fair test of the what the market is willing to pay for ABI.

            53. ABI and the Individual Defendants, aided and abetted by the AIG defendants, have further breached their fiduciary duties to American Bankers' shareholders by preferring AIG to Cedant in the regulatory arena.

            54. Upon information and belief, on December 31, 1997,

AIG filed its Form D14-918 (the "AIG Form A") which the Florida Department of Insurance (the "Department") seeking regulatory approval of the AIG Transaction or of AIG's purchase of 19.9 percent of American Bankers' shares pursuant to the AIG Merger Proposal. Section 628.461(3) of the Florida Statutes requires that in a Form A Proceeding, the Department must determine the "character, experience, ability, and other qualifications" of a potential acquiror of a domestic insurer (such as AIG or Cendant) for the "protection of policyholders and shareholders of the insurer and the public".

            55. Cendant filed its initial Form A with the Department on January 27, 1998. On February 2, 1998, Cendant filed motions with the Department asking that it consolidate its reviews of the AIG and Cendant Forms A, to intervene in the AIG Form A proceeding and to request a hearing on the AIG Form A application.

            56. In reviewing a proposed acquisition such as that of AIG or Cendant, the Department must make determinations about the potential acquiror's financial condition, its competence and integrity, managerial capacity, and plans to sell assets or make other major changes in the business or structure of the company. Fla. Statute 628.461(5)(a) provides that the Department may conduct a hearing to consider the propriety of Form a submission on its own, or "shall" do so at the request of a "substantially affected party".

            57. American Bankers and its shareholders are

"substantially affected" parties under the statute. American Bankers' shareholders would clearly benefit from a Departmental hearing on its consideration of the Form A submissions of AIG, Cendant, or any other third party who might seek to acquire American Bankers, particularly given American Bankers' failure to disclose material information about the AIG Merger Proposal and failure to obtain material information about the Cendant offer, as set forth in paragraphs 21 through 25 above.

            58. According to the February 9, 1998 Wall Street Journal, on February 6, 1998, American Bankers requested that the Department hold a hearing on Cendant's Form A. The Individual Defendants and ABI have breached their fiduciary obligations to American Bankers' shareholders in failing to request a hearing on the AIG Form A submission as well. By causing American Bankers to request a hearing only on the Cendant Form A, the Individual Defendants are: a) attempting to prevent a forum in which material information about the AIG Transaction and its effect on the Company would be disclosed and aired; b) unlawfully preferring AIG over Cendant without having all material information about Cendant and its offer; and c) unlawfully assisting AIG in obtaining an advantage over Cendant by using the requested hearing on the Cendant Form A as a means of delaying the Cendant offer and in turn, attempting to use that delay to persuade ABI's shareholders to vote in favor of the Department approved AIG proposal.

            59. The Individual Defendants, aided and abetted by

AIG, have breached their fiduciary duties to the Company's shareholders. Cendant has made an arguably superior proposal for ABI having offered $58 per ABI share in contrast to AIG's $47 per ABI share. However, ABI and the Individual Defendants have failed to act on that proposal. They have breached and re continuing to breach their fiduciary duties to ABI's shareholders by failing to take proper actions to maximize shareholder value, by making material misrepresentations of fact and failing to disclose material information, and by failing to "level the playing" field since:

                  o They have failed to withdraw or modify their approval and recommendation of the AIG Merger Agreement;

                  o They have failed to properly consider, approve or recommend the Cendant proposal; and

                  o They have hindered Cendant's attempt to obtain equal footing before the Department.

            60. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

                  o request that the Department hold hearings on the AIG and Cendant's submissions in a consolidated proceeding so that neither entity obtains preferred status;

                  o satisfy their duty of candor by disclosing the material information set forth in paragraphs 21-25 above;

                  o undertake an appropriate evaluation of ABI's worth as a merger/acquisition candidate;

                  o take all appropriate steps to enhance the ABI's value and attractiveness as a merger/acquisition candidate;

                  o take all appropriate steps to effectively expose ABI to the marketplace in an effort to create an active auction for the AGI, including, but not limited to properly considering Cendant's offer, engaging in serious negotiations with Cendant representatives, and dismantling their takeover defenses;

                  o act independently so that the interests of ABI's public stockholders will be protected; and

                  o adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflict exists, to ensure that all conflicts be resolved in the best interests of ABI's public stockholders.

            61. As a result of defendants' failure to take such steps, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their proportionate share of the value of the Company's assets and business, will be prevented from obtaining a fair price for their common stock and will be precluded from making an informed decision on either the AIG Merger Proposal or Cendant transaction due to the material misrepresentations and omissions set forth in paragraphs 21 through 25 above and the actions taken by ABI in connection with the proceedings before the Department.

            62. By reason of the foregoing, defendants, aided and abetted by AIG, have violated their fiduciary duties to ABI and the public stockholders of ABI in that they have failed to maximize shareholder value (including failing to actively pursue the acquisition of ABI by other Companies, failing to conduct an adequate market check and failing to consider Cendant's higher offer) and have failed to take other steps, enumerated herein to protect the interests of the class.

            63. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, to their respective, to their irreparable harm.

            64. Plaintiff and the other members of the Class have no adequate remedy at law.

            WHEREFORE, plaintiffs demands judgment as follows:

                  (1) Ordering that this plaintiff's fourth claim for relief may be maintained as a class action and certifying plaintiff as a Class representative;

            a. Declaring that defendants breached their fiduciary and other duties to plaintiff and the other members of the Class by entering into the merger agreement between AIG and ABI;

            b. Entering an order requiring defendants to take the steps set forth hereinabove;

            c. Entering an order requiring AIG to file a full and complete
Schedule 13D;

            d. Entering an order requiring defendants to fill full and complete Schedules 14A and 14D-9 and to correct the materially false and misleading information contained in their publicly disseminated documents;

            e. Entering an order directing that the Individual Defendants caused ABI to seek a hearing on the AIG submission to the Department in a consolidated proceeding with the hearing on Cendant's submission;

            f. Preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed transaction between ABI and AIG;

            g. In the event that the proposed merger is consummated, rescinding it and setting it aside;

            h. Awarding compensatory damages against defendants individually and severally in an amount to be determined upon the proof submitted to this Court;

            i. Awarding costs and disbursements, including plaintiff's counsel's fees and experts' fees; and

            j. Granting such other and further relief as to the Court may seem just and proper.

Dated: February 17, 1998

                                          Attorneys for Plaintiff

                                          LEESFIELD LEIGHTON RUBIO
                                          & MAHFOOD, P.A.


                                    By:   /s/ George G. Mahfood
                                          ------------------------
                                          George G. Mahfood
                                          Florida Bar # 77356
                                          2350 South Dixie Highway
                                          Miami, Florida 33133
                                          (305) 854-4900

OF COUNSEL:

ABBEY, GARDY & SQUITIERI, LLP
212 East 39th Street
New York, New York 10016
Telephone: (212) 889-3700

[ILLEGIBLE]                                     [ILLEGIBLE]
New York, New York 10019-6092                   200 South Biscayne Boulevard
                                                Suite 2100
Samuel Kadet, Esquire                           Miami, Florida 33131
Skadden, Arps, Slate, Meagher
& Flom LLP                                      Richard H. Klapper, Esquire
919 Third Avenue                                Sullivan & Cromwell
New York, New York 10022                        125 Broad Street
                                                New York, New York 10004-
Franklin G. Burt, Esquire                       2498
Jorden Burt Berenson & Johnson
LLP                                             Michael J. Pucillo, Esquire
777 Brickell Avenue                             Burt & Pucillo, LLP
Suite 500                                       222 Lakeview Avenue
Miami, Florida 33131                            Suite 300 East
                                                West Palm Beach, Florida 33401
Robert T. Wright, Jr. Esquire
Shutts & Bowen LLP                              Jules Brody, Esquire
1500 Miami Center                               Stull, Stull & Brody
201 South Biscayne Blvd.                        6 East 45th Street
Miami, Florida 33131                            Suite 500
                                                New York, N.Y. 10017
Lewis F. Murphy, Esquire
Steel Hector & Davis LLP                        Robert C. Susser, Esquire
200 South Biscayne Boulevard                    6 East 45th Street
Miami, Florida 33131-2398                       Suite 1900
                                                New York, N.Y. 10017-4609



                                          By:   /s/ George C. Mahfood
                                                --------------------------------
                                                GEORGE G. MAHFOOD
                                                Florida Bar No. 77386